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Exhibit 99.6

News Announcement                           For Immediate Release

CONTACT:

Barry D. Plost                              Jennifer Colbert, Nathan Ellingson

Chairman, President & CEO                   Jaffoni & Collins

SeraCare, Inc.                              212/835-8500 or srk@jcir.com
310/772-7777

SERACARE COMPLETES $20 MILLION REVOLVING CREDIT AGREEMENT

LOS ANGELES, California, April 11, 2001 -- SeraCare, Inc. (AMEX: SRK), a bioscience company and supplier of plasma based diagnostic products to the global biotechnology and pharmaceutical markets, today announced the completion of a two-year, $20 million secured revolving line of credit with Sanwa Bank of California and Brown Brothers Harriman & Co. The new agreement expands the Company's existing $15 million facility with Brown Brothers Harriman & Co., providing SeraCare with enhanced liquidity to fund the working capital needs of its growing base of operations.

Barry Plost, SeraCare president and CEO, commented, "We're very pleased to establish a banking relationship with Sanwa Bank and extend the positive working relationship we've had with Brown Brothers Harriman over the last three years. The support of lenders of this caliber, in an environment of tightening credit, gives us access to the capital we need to fully develop our new diagnostic-related business as well as to fund the working capital needs of our core plasma collection operations."

SeraCare, Inc. is a bioscience company and fully-integrated manufacturer and distributor of plasma-based diagnostic products. SeraCare is one of the nation's leading collectors of plasma, operating 42 source plasma and antibody collection centers throughout the United States, selling its products to major bio-tech and

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SeraCare Announces $20 Million Credit Line, 4/11/01                  page 2 of 2


pharmaceutical manufacturing companies worldwide for use in making plasma-derived therapeutic and diagnostic products.

This news release contains forward-looking statements indicating that the Company "anticipates", "expects" or "believes" certain events or results that have not yet occurred. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995,
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements involve known and unknown factors, risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the results that the Company now anticipates or believes will come to pass. Such risk factors include, but are not limited to: the ongoing demand for plasma and plasma products; new competition for donors and customers; and the inability of the Company to obtain FDA approval of newly established centers.

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